As filed with the Securities and Exchange Commission on April 27, 2012

Registration No. [            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMUNITY WEST BANCSHARES

(Exact name of registrant as specified in its charter)

California	6712	77-0446957
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

445 Pine Avenue, Goleta, California 93117

(805) 692-5821

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Copies of all correspondence to:

Charles G. Baltuskonis

Chief Financial Officer

Community West Bancshares

445 Pine Avenue

Goleta, California 93117

(805) 692-5821

(805) 679-6405 Facsimile

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Arthur A. Coren Professional Corporation Khoi D. Dang, Esq. Horgan, Rosen, Beckham & Coren, L.L.P. 23975 Park Sorrento Suite 200 Calabasas, California 91302 (818) 591-2121 (818) 591-3838 Facsimile

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective, as determined by the selling securityholders named in the prospectus contained herein.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value(2)	15,600	$1,000(1)(2)	$15,600,000(1)	$1,787.76
Depositary Shares(3)	—	—	—	—
Common Stock, no par value(4)	521,158	$4.49(4)	$2,340,000(4)	$268.16
Warrant to Purchase Common Stock(4)	—	—	—	—
Total			$17,940,000	$2,055.92(5)

(1)	Calculated in accordance with Rule 457(a) of the Securities Act of 1933.
(2)

Represents the liquidation preference amount per share of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock” or “Preferred Shares”) being registered for resale which we sold to the United States Department of the Treasury (“Treasury”) pursuant to Treasury’s Troubled Asset Relief Program - Capital Purchase Program, and includes such additional number of shares of Preferred Shares as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(3)

In the event Treasury requests that we deposit the Preferred Shares with a depositary pursuant to a depositary arrangement, depositary shares evidencing fractional Preferred Shares may be sold pursuant to this registration statement in lieu of whole Preferred Shares.

(4)

The shares of our common stock, no par value (the “Common Stock”) being registered are purchasable upon exercise of the warrant (the “Warrant”) being registered, which we issued to Treasury concurrent with the sale of the Preferred Shares to Treasury as described in footnote (1). In addition to the number of shares of Common Stock stated in the table above, there is being registered, pursuant to Rule 416, such number of additional shares of Common Stock, of a currently indeterminate amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain other anti-dilution provisions set forth in the Warrant. Pursuant to Rule 457(g), no additional fee is payable for the Warrant.

(5)	Calculated in accordance with Rule 457(i) with respect to the exercise price of $4.49 per share of Common Stock.
(6)

Pursuant to Rule 457(p), $705.04 of the filing fee previously paid in connection with the registrant’s Registration Statement on Form S-3 (No. 333-156802), initially filed on January 20, 2009 and withdrawn on April 27, 2012, has been offset against the entire filing fee for this registration statement. Accordingly, the full amount of $2,055.92 registration fee currently due for this registration statement has been partially paid by offset against the balance of the fee paid for the prior registration statement and the registrant is paying $1,350.88 in filing fees for this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 27, 2012

The information in this prospectus is not complete and may be changed. The securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus

15,600 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A

(or Depositary Shares Evidencing Fractional Interests in Such Shares)

Warrant to Purchase 521,158 Shares of Common Stock

521,158 Shares of Common Stock

This prospectus relates to the resale from time to time by the Selling Securityholders (as defined below) of: (i) up to 15,600 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value, liquidation preference amount $1,000 per share (herein, the “Series A Preferred Stock” or the “Preferred Shares”), (ii) a warrant (the “Warrant”) to purchase up to 521,158 shares of our common stock, no par value (the “Common Stock”) at an exercise price of $4.49 per share, subject to adjustment as described in this prospectus, and (iii) the shares of our Common Stock that the Selling Securityholders have the right to acquire upon the exercise of the Warrant. The Preferred Shares and the Warrant were issued by Community West Bancshares, a California corporation (the “Company”) on December 19, 2008 to the United States Department of the Treasury (“Treasury” or the “Initial Selling Securityholder”) as part of the Troubled Asset Relief Program - Capital Purchase Program (the “CPP”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). In this prospectus, we refer to the Preferred Shares, the Warrant and the shares of Common Stock issuable upon exercise of the Warrant collectively as the “securities.”

The Initial Selling Securityholder and its successors, including transferees (together with the Initial Selling Securityholder, the “Selling Securityholders”), may offer the securities described in this prospectus from time to time through one or more public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices directly or through underwriters, broker-dealers or agents. If these securities are sold through underwriters, broker-dealers or agents, the Selling Securityholders will be responsible for underwriting discounts or commissions or agents’ commissions. We will not receive any proceeds from any sale of the securities by the Selling Securityholders.

Our Common Stock is traded on the NASDAQ Global Market under the symbol “CWBC.” On April [    ], 2012, the last reported sale price of our Common Stock was $[            ], per share. Neither the Preferred Shares nor the Warrant is listed on any established securities exchange or quotation system, and, unless requested by the Initial Selling Securityholder, we do not intend to seek such a listing for these securities.

Our principal executive offices are located at 445 Pine Avenue, Goleta, California 93117, and our telephone number is (805) 692-5821.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page [5] together with the other information contained in or incorporated by reference into this prospectus to read about factors you should consider before making a decision to invest in our securities.

The securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

The date of this Prospectus is             , 2012

i

FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference, contains certain forward-looking statements about the financial condition, results of operations and business of the Company. These statements may include statements regarding the projected performance of the Company for the period following the completion of the offering. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “will,” “plans” or similar words or expressions. These forward-looking statements involve substantial risks and uncertainties.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the Company following the offering may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Accordingly, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

Examples of forward-looking statements include, but are not limited to, estimates with respect to the Company’s financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include but are not limited to the following:

•

general economic conditions, either nationally or locally in some or all areas in which business is conducted, or conditions in the real estate or securities markets or the banking industry which could affect liquidity in the capital markets, the volume of loan origination, deposit flows, real estate values, the levels of non-interest income and the amount of loan losses;

•	changes in existing loan portfolio composition and credit quality, and changes in loan loss requirements;

•

legislative or regulatory changes which may adversely affect the Company’s business, including but not limited to the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations required to be promulgated thereunder;

•	the Company’s success in implementing its new business initiatives, including expanding its product line, adding new branches and ATM centers and successfully building its brand image;

•	changes in interest rates which may reduce net interest margin and net interest income;

•	increases in competitive pressure among financial institutions or non-financial institutions;

•	technological changes which may be more difficult to implement or expensive than anticipated;

•	changes in deposit flows, loan demand, real estate values, borrowing facilities, capital markets and investment opportunities which may adversely affect the business;

•	changes in accounting principles, policies or guidelines which may cause conditions to be perceived differently;

•	litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, which may delay the occurrence or non-occurrence of events longer than anticipated;

•	the ability to originate and purchase loans with attractive terms and acceptable credit quality;

•	the ability to utilize deferred tax assets;

•	the ability to attract and retain key members of management; and

•	the ability to realize cost efficiencies.

All of the forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements or that are otherwise included in or incorporated by reference into this prospectus. The forward-looking statements contained in this prospectus are made as of the date hereof, and the Company assumes no obligation to, and expressly disclaims any obligation to, update these forward-looking statements to reflect actual results, events or circumstances after the date of this prospectus, changes in assumptions or changes in other factors affecting such forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as legally required. For a discussion of additional factors that could adversely affect the Company’s future performance, see “RISK FACTORS.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file electronically annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have filed with the SEC a registration statement on Form S-1, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information and exhibits included in the registration statement. We refer you to the information and exhibits included in the registration statement for further information. This prospectus is qualified in its entirety by such information and exhibits. You may inspect without charge a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

The Company has a website at http://www.communitywest.com. Our wholly-owned subsidiary, Community West Bank, National Association (the “Bank”), has a website at http://www.communitywestbank.com. The information on both of these web sites is not and should not be considered part of this prospectus and is not incorporated into this prospectus by reference.

We will provide each person to whom this prospectus is delivered, including any beneficial owner of our shares, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus, upon written or oral request at no cost, by writing or telephoning us at the address set forth below.

Community West Bancshares

445 Pine Avenue

Goleta, California 93117

Attention: Charles G. Baltuskonis

(805) 692-5821

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents without restating this information in this document. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 30, 2012;

•	our Definitive Proxy Statement on Schedule 14A in connection with our 2012 Annual Meeting of Shareholders, filed on April 9, 2012; and

•	Our Current Reports on Form 8-K filed on December 18, 2008, December 24, 2008, February 1, 2012, March 23, 2012 and April 24, 2012.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Community West Bancshares

445 Pine Avenue

Goleta, California 93117

(805) 692-5821

In addition, we make available, without charge, through our website, http://www.communitywest.com, electronic copies of our filings with the SEC, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these filings, if any. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained in the website.

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

PROSPECTUS SUMMARY

This summary highlights some information contained or incorporated by reference in this prospectus. It may not contain all of the information that is important to you or that you should consider before investing in our securities. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “RISK FACTORS” and the other information incorporated by reference in this prospectus which are described under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” in this prospectus.

Community West Bancshares

Community West Bancshares (“us,” we,” our,” “Community West,” or the “Company”) was incorporated in the State of California on November 26, 1996, for the purpose of becoming a bank holding company. On December 31, 1997, we acquired a 100% interest in Community West Bank, National Association (the “Bank”) (formerly,

Goleta National Bank). Effective that date, shareholders of the Bank became our shareholders in a one-for-one exchange. Unless the context suggest otherwise, reference herein to us,” we,” our,” or the “Company” refers to Community West Bancshares and Community West Bank on a consolidated basis.

We are a bank holding company. The Bank is our sole bank subsidiary. We provide management and shareholder services to the Bank. The Bank offers a range of commercial and retail financial services to professionals, small- to mid-sized businesses and individual households. These services include various loan and deposit products. The Bank also offers other financial services.

As of December 31, 2011, we had total consolidated assets of $633.3 million, net loans of $532.7 million, total deposits of $511.3 million and total shareholders’ equity of $50.6 million.

Our Common Stock, no par value, is traded on the NASDAQ Global Market under the symbol “CWBC”. Our Preferred Shares are not listed or traded on any market or exchange.

Our principal executive offices are located at 445 Pine Avenue, Goleta, California, 93117. Our telephone number is (805) 692-5821. Our internet address is www.communitywestbank.com/. Information contained on, or that is accessible through, our website should not be considered to be part of this prospectus.

Additional information about us is included in the documents incorporated by reference to this prospectus.

Securities Being Offered

On October 14, 2008, Treasury announced a voluntary Troubled Asset Relief Program-Capital Purchase Program (the “CPP”), to provide U.S. financial institutions with the opportunity to raise additional capital. Under the CPP, Treasury would provide capital to U.S. financial institutions in exchange for senior preferred stock. On December 19, 2008, pursuant to the CPP, we sold to Treasury 15,600 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (herein, the “Series A Preferred Stock” or the “Preferred Shares”) for an aggregate purchase price of $15.6 million and concurrently issued to Treasury a ten-year warrant (the “Warrant”) to purchase up to 521,158 shares of our Common Stock at an exercise price of $4.49 per share. The issuance of the Preferred Shares and the Warrant were completed in a private placement to Treasury exempt from the registration requirements of the Securities Act pursuant to the terms of a Letter Agreement, dated December 19, 2008 which incorporates the provisions of a Securities Purchase Agreement – Standard Terms attached thereto (collectively with the Letter Agreement, the “Purchase Agreement”). We are required under the terms of the Purchase Agreement to register for resale the Preferred Shares, the Warrant and the shares of our Common Stock underlying the Warrant.

We have filed a registration statement on Form S-1 to register the Preferred Shares, the Warrant and the Shares of Common Stock issuable upon exercise of the Warrants. This registration statement also includes depositary shares, representing fractional interests in the Preferred Shares, which may be resold pursuant to this prospectus in lieu of whole Preferred Shares in the event Treasury requests that we deposit the Preferred Shares held by Treasury with a depositary under a depositary arrangement entered into in accordance with the Purchase Agreement. See “DESCRIPTION OF DEPOSITARY SHARES.” The terms of the Preferred Shares are described under “DESCRIPTION OF THE SERIES A PREFERRED STOCK.” The terms of the Warrant are described under “DESCRIPTION OF THE WARRANT,” and the terms of our Common Stock, including the Common Stock issuable upon exercise of the Warrant, are described under “DESCRIPTION OF THE COMMON STOCK.” The Purchase Agreement between us and Treasury was attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 24, 2008 and incorporated into this prospectus by reference. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” and “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.”

The Offering

Issuer	Community West Bancshares

Initial Selling Securityholder	The United States Department of the Treasury

Selling Securityholders	Collectively, the Initial Selling Securityholder and its successors, including transferees.

Securities Offered

•   Up to 15,600 Preferred Shares (or depository shares evidencing fractional interests in such shares);

•   A Warrant to purchase up to 521,158 shares of our Common Stock; and

•   Up to 521,158 shares of our Common Stock that the Selling Securityholders have the right to purchase upon the exercise of the Warrant, subject to adjustment as described in this prospectus.

Use of Proceeds	We will not receive any proceeds from any resale of the Preferred Shares or the Warrant sold from time to time under this prospectus by the Selling Securityholders.

Risk Factors	An investment in our securities involves a high degree of risk. See “RISK FACTORS” beginning on page [__] together with the other information contained in or incorporated by reference into this prospectus for a discussion of certain factors that you should consider when evaluating an investment in our securities.

Nasdaq Global Market Symbol	CWBC

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in or incorporated by reference into this prospectus, including the risk factors previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2011, before making a decision to invest in our securities. We have described in this prospectus and in the documents incorporated by reference into this prospectus all material risks associated with our operations and an investment in our Preferred Shares. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties that are not known to us or that we currently deem to be immaterial may also adversely affect our business, financial condition or results of operations. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed and we may not be able to achieve our expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” under Private Securities Litigation Reform Act of 1995. These risk factors should be read in conjunction with the section entitled “Forward-Looking Statements.”

Investing in securities involves various risks which are particular to our Company, our industry and our market area. Several risk factors that may have a material adverse impact on our business, operating results and financial condition are discussed below. The following should not be considered as an all-inclusive discussion of the risk factors potentially affecting the Company. If any of the following risks were to occur, we may not be able to conduct our business as currently planned and our financial condition or operating results could be negatively impacted.

Risk Factors Related to our Business

Regulatory considerations.

As a bank holding company under the Bank Holding Company Act, we are regulated, supervised and examined by the Federal Reserve. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of our shareholders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve, the Office of the Comptroller of the Currency (the “Comptroller”), which regulates the Bank, and the FDIC, which insures the deposits of the Bank within certain limits.

In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business. Depository institutions, like the Bank, are also affected by various federal laws, including those relating to consumer protection and similar matters.

We are a legal entity separate and distinct from the Bank. However, our principal source of cash revenues is the payment of dividends from the Bank. There are various legal and regulatory limitations on the extent to which the Bank can finance or otherwise supply funds to us.

As a national bank, the prior approval of the Comptroller is required if the total of all dividends declared and paid to Community West in any calendar year exceeds the Bank’s net earnings for that year combined with their retained net earnings less dividends paid for the preceding two calendar years.

Government agencies regulations also dictate the following:

•	the amount of capital we must maintain;

•	the types of activities in which we can engage;

•	the types and amounts of investments we can make;

•	the locations of our offices;

•	insurance of our deposits and the premiums paid for the insurance; and

•	how much cash we must set aside as reserves for deposits.

Regulations impose limitations on operations and may be changed at any time, possibly causing future results to vary significantly from past results. Regulations can significantly increase the cost of doing business such as increased deposit insurance premiums imposed by the FDIC that was paid in 2011. Moreover, certain of these regulations contain significant punitive sanctions for violations, including monetary penalties and limitations on a bank’s ability to implement components of its business plan. In addition, changes in regulatory requirements may act to add costs associated with compliance efforts. Furthermore, government policy and regulation, particularly as implemented through the Federal Reserve, significantly affect credit conditions.

Recent regulatory action.

On April 23, 2012 Community West entered into a written agreement (the “Regulatory Agreement”) with the Federal Reserve Bank of San Francisco (the “Reserve Bank”) pursuant to which we have agreed to take the following actions:

•

take appropriate steps to fully utilize Community West’s financial and managerial resources to serve as a source of strength to the Bank, including taking steps to ensure the Bank’s compliance with the Consent (described below) and any other supervisory action taken by the Bank’s federal and state regulators;

•	refrain from declaring or paying dividends on our capital stock, including out Common Stock and the Preferred Shares, absent prior regulatory approval,

•	refrain from taking dividends or any form of payment from the Bank representing a reduction in the Bank’s capital absent prior regulatory approval;

•	refrain from incurring, increasing or guaranteeing any debt or repurchasing or redeeming any shares of its stock absent prior regulatory approval;

•

develop and submit for regulatory approval a written capital plan to maintain sufficient capital on a consolidated basis, which capital plan should, at a minimum, address, consider and include current and future capital requirements on a consolidated basis and compliance with federal regulations and guideline; the adequacy of the Bank’s capital, the sources and timing of funds necessary to fulfill future capital requirements; and the requirements of federal law that Community West serve as a source of strength to the Bank;

•	develop and submit for regulatory approval a cash flow projection of Community West’s planned sources and uses of cash for debt service, operating expenses and other purposes;

•

comply with appropriate regulatory notice and approval requirements when appointing any new directors or senior executive officers or changing the responsibilities of any senior executive officer and comply with the limitations on indemnification and severance payments set forth in Section 18(k) of the Federal Deposit Insurance Act (12 USC 1828(i)) and Part 359 of the FDIC’s implementing regulations; and

•	furnish written progress reports to the Federal Reserve Bank of San Francisco detailing the form and manner of any actions taken to secure compliance with the Regulatory Agreement.

The description of the Regulatory Agreement is qualified in its entirety by reference to the Regulatory Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s current report on Form 8-K, as filed with the SEC on April 24, 2012 and incorporated herein by reference.

On January 26, 2012, the board of directors of the Bank signed a Consent Agreement (“Consent”) with the Comptroller, its primary regulator. The Consent includes, among other items, the following requirements:

•	Achieving and maintaining a Tier 1 Leverage Capital ratio of 9% and Total Risk-Based Capital ratio of 12%.

•	Writing a 3-year strategic plan, which would incorporate the capital component.

•	Continuing to improve the Bank’s credit quality and administration thereof, including the monitoring of and proper accounting for problem assets and the allowance for loan losses.

•	Continuing to adhere to and implement the Bank’s liquidity risk management program.

•	Organizing a compliance committee to monitor and coordinate the Bank’s compliance with and adherence to the provisions of the agreement.

Failure to comply with the provisions of the Regulatory Agreement and/or the Consent may subject the Company and/or the Bank to further regulatory action including but not limited to, being deemed undercapitalized for purposes of the Consent. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Regulatory Action” and Note 2, “Recent Regulatory Action,” in the notes to the Consolidated Financial Statements included with our 10-K for the year ended December 31, 2011 incorporated herein by reference.

Recently enacted legislative reforms and future regulatory reforms required by such legislation could have a significant impact on our business, financial condition and results of operations.

On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) into law. The Dodd-Frank Act includes significant regulatory and compliance changes that broadly impact the financial services industry. Many of the requirements called for in the Dodd-Frank Act will be implemented over time and most will be subject to implementing regulations over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies, the full extent of the impact such requirements will have on our operations is unclear. Certain provisions of the Dodd-Frank Act are expected to have a near term impact on us. For example, the Dodd-Frank Act:

•

eliminates the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest-bearing checking accounts. Depending on competitive responses, this significant change to existing law could have an adverse impact on our interest expense;

•	broadens the base for FDIC insurance assessments. Assessments will now be based on the average consolidated total assets less tangible equity capital of a financial institution;

•

permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and noninterest-bearing transaction accounts have unlimited deposit insurance through December 31, 2013;

•	requires publicly traded companies to give shareholders a non-binding vote on executive compensation and so-called “golden parachute” payments in certain circumstances;

•	authorizes the SEC to promulgate rules that would allow shareholders to nominate their own candidates using a company’s proxy materials, and the SEC has recently promulgated such rules;

•	directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives; and

•

creates a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Institutions with $10 billion or less in assets, like our Company, will continued to be examined for compliance with the consumer laws by their primary bank regulators.

In addition, we anticipate that the potential impact of the Dodd-Frank Act on our operations and activities, both currently and prospectively, may include, among others:

•	a reduction in our ability to generate or originate revenue-producing assets as a result of compliance with heightened capital standards;

•	an increase in the cost of operations due to greater regulatory oversight, supervision and examination of banks and bank holding companies, and higher deposit insurance premiums;

•	a limitation on our ability to raise capital through the use of trust preferred securities as these securities may no longer be included as Tier 1 capital going forward; and

•	a limitation on our ability to expand consumer product and service offerings due to anticipated stricter consumer protection laws and regulations.

Further, we may be required to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements under the Dodd-Frank Act. Failure to comply with the new requirements may negatively impact results of operations and financial condition. While it is difficult to predict at this time what specific impact the Dodd-Frank Act and the yet to be written implementing rules and regulations will have on us, we expect that at a minimum, operating and compliance costs and interest expense will increase.

Difficult economic and market conditions have adversely affected the banking industry.

Dramatic declines in the housing market, with depressed home prices and high delinquencies and foreclosures during 2008 and through 2011, have negatively impacted the credit performance of mortgage,

commercial and construction loans and resulted in significant write-downs of assets by many financial institutions and government sponsored entities. General downward economic trends, reduced availability of commercial credit and high unemployment have negatively impacted the credit performance of commercial and consumer credit, resulting in additional write-downs. Concerns over the stability of the financial markets and the economy have resulted in decreased lending by financial institutions to their customers and to each other. This market turmoil and tightening of credit has led to increased commercial and consumer deficiencies, lack of customer confidence, increased market volatility and widespread reduction in general business activity. In some instances, the related write-downs have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions or to fail. The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets may adversely affect our business, financial condition, results of operations and stock price. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on our Company. In particular, we may face the following risks in connection with these events:

•	We may potentially face increased regulation of our industry. Compliance with such regulation may increase our respective costs and limit our ability to pursue business opportunities.

•

The process we use to estimate losses inherent in our credit exposure requires difficult, subjective and complex judgments, including forecasts of economic conditions and how these economic conditions might impair the ability of our respective borrowers to repay their loans. The level of uncertainty concerning economic conditions may adversely affect the accuracy of these estimates which may, in turn, impact the reliability of the process.

•

We could be affected by an increase in the number of clients and counterparties who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to our Bank.

•

In a sustained economic downturn, we may have an increase in the number of delinquencies, bankruptcies or defaults that could result in a higher level of nonperforming assets, net charge-offs and provision for loan losses.

•	We may experience a decrease in the demand for loans and other products and services that we offer.

•	Liquidity may be affected by an increase or decrease in the usage of unfunded commitments.

•

We may be required to pay significantly higher FDIC premiums because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits.

If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our business, financial condition and results of operations.

Reserve for credit losses may not be adequate to cover actual loan losses.

The risk of nonpayment of loans is inherent in all lending activities, and nonpayment, if it occurs, may have an adverse effect on our financial condition and/or results of operations. We maintain a reserve for credit losses to absorb estimated probable credit losses inherent in the loan and commitment portfolios as of the balance sheet date. After a provision of $14.6 million for the year, as of December 31, 2011, our allowance for loan losses was $15.3 million, or 3.24% of loans held for investment. In addition, as of December 31, 2011, we had $42.3 million in loans on nonaccrual, $13.7 million of which are SBA guaranteed, and $3.1 million in loans 30 to 89 days past due with interest accruing. In determining the level of the reserve for credit losses, our management makes various assumptions and judgments about the loan portfolio. We rely on an analysis of the loan portfolio based on historical loss experience, volume and types of loans, trends in classifications, volume and trends in delinquencies and non-accruals, national and local economic conditions and other pertinent information known at the time of the analysis. If management’s assumptions are incorrect, the reserve for credit losses may not be sufficient to cover losses, which could have a material adverse effect on our financial condition and/or results of operations. While the allowance was determined to be adequate at December 31, 2011, based on the information available to us at the time, there can be no assurance that the allowance will be adequate in the future.

All of our lending involves underwriting risks.

As of December 31, 2011, commercial business loans represented 7.7% of our total loan portfolio; real estate loans represented 33.5% of our total loan portfolio; SBA loans represented 20.4% of our total loan portfolio; manufactured housing loans represented 34.6% of our total portfolio and HELOC represented 3.8% of our total loan portfolio. All such lending, even when secured by the assets of a business, involves considerable risk of loss in the event of failure of the business. To reduce such risk, we typically take additional security interests in other collateral of the borrower, such as real property, certificates of deposit or life insurance, and/or obtain personal guarantees. In light of the economic downturn, our efforts to reduce risk of loss may not prove sufficient as the value of the additional collateral or personal guarantees may be significantly reduced. There can be no assurances that we have taken sufficient collateral or the values thereof will be sufficient to repay loans in accordance with their terms.

Our dependence on real estate concentrated in the State of California.

As of December 31, 2011, approximately $183.8 million, or 33.5%, of our loan portfolio is secured by various forms of real estate, including residential and commercial real estate. A further decline in current economic conditions or rising interest rates could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans and the value of real estate and other collateral securing loans. The real estate securing our loan portfolio is concentrated in California. The decline in real estate values could harm the financial condition of our borrowers and the collateral for our loans will provide less security and we would be more likely to suffer losses on defaulted loans.

Legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system.

The Emergency Economic Stabilization Act (“EESA”), the Financial Stability Plan, the American Recovery and Reinvestment Act and the Homeowner Affordability and Stabilization Plan, and the numerous actions by the Federal Reserve, Treasury, the FDIC, the SEC and others are intended to address the liquidity and credit crisis, and to stabilize the U.S. banking, financial securities and housing markets. These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide “back-stop” liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. The EESA and the other regulatory initiatives described above may not have their desired effects. If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition and results of operations could be materially and adversely affected.

FDIC deposit insurance premiums have increased substantially and may increase further, which will adversely affect our results of operations.

The Bank’s FDIC insurance expense for the years ended December 31, 2011 and 2010 amounted to $957,000, and $1.2 million, respectively. We expect deposit insurance premiums will continue to increase for all banks, including the possibility of additional special assessments, due to recent strains on the FDIC deposit insurance fund resulting from the cost of recent bank failures. Our current level of FDIC insurance expense as well as any further increases thereto will continue to adversely affect our operating results.

Under the Federal Deposit Insurance Act, the FDIC, absent extraordinary circumstances, must establish and implement a plan to restore the deposit insurance reserve ratio to 1.15% of insured deposits at any time that the reserve ratio falls below 1.15%. Recent bank failures coupled with deteriorating economic conditions have significantly reduced the deposit insurance fund’s reserve ratio. The FDIC expects insured institution failures will continue to put pressure on the Deposit Insurance Fund and result in continued charges against the Fund. Therefore, the FDIC has implemented a restoration plan that changes both its risk-based assessment system and its base assessment rates. As part of this plan, the FDIC imposed a special assessment in 2009. The Dodd-Frank Act provides for a new minimum reserve ratio of not less than 1.35% of estimated insured deposits and required that the FDIC take steps necessary to attain this 1.35% ratio; however, the Dodd-Frank Act exempts institutions with assets of less than $10 billion, like us, from the cost of this increase. It is generally expected that assessment rates will continue to increase in the near term due to the significant cost of bank failures, the relatively large number of troubled banks and the requirement that the FDIC increase the reserve ratio. Any increase in assessments will adversely impact our future earnings.

Curtailment of government guaranteed loan programs could affect a segment of our business.

A major segment of our business consists of originating and periodically selling government guaranteed loans, in particular those guaranteed by the Small Business Administration. From time to time, the government agencies that guarantee these loans reach their internal limits and cease to guarantee loans. In addition, these agencies may change their rules for loans or Congress may adopt legislation that would have the effect of discontinuing or changing the loan programs. Non-governmental programs could replace government programs for some borrowers, but the terms might not be equally acceptable. Therefore, if these changes occur, the volume of loans to small business, industrial and agricultural borrowers of the types that now qualify for government guaranteed loans could decline. Also, the profitability of these loans could decline. As the funding of the guaranteed portion of 7(a) loans is a major portion of our business, the long-term resolution to the funding for the 7(a) loan program may have an unfavorable impact on our future performance and results of operations.

Our small business customers may lack the resources to weather a downturn in the economy.

One of the primary focal points of our business development and marketing strategy is serving the banking and financial services needs of small- and medium-sized businesses and professional organizations. Small businesses generally have fewer financial resources in terms of capital or borrowing capacity than do larger entities. If economic conditions are generally unfavorable in our service areas, the businesses of our lending clients and their ability to repay outstanding loans may be negatively affected. As a consequence, our results of operations and financial condition may be adversely affected.

Environmental laws could force the Company to pay for environmental problems.

When a borrower defaults on a loan secured by real property, we generally purchase the property in foreclosure or accept a deed to the property surrendered by the borrower. We may also take over the management of commercial properties when owners have defaulted on loans. While we have guidelines intended to exclude properties with an unreasonable risk of contamination, hazardous substances may exist on some of the properties that we own, manage or occupy and unknown hazardous risks could impact the value of real estate collateral. We face the risk that environmental laws could force us to clean up the properties at our expense. It may cost much more to clean a property than the property is worth. We could also be liable for pollution generated by a borrower’s operations if we took a role in managing those operations after default. Resale of contaminated properties may also be difficult.

Fluctuations in interest rates may reduce profitability.

Changes in interest rates affect interest income, the primary component of our gross revenue, as well as interest expense. The Company’s earnings depend largely on the relationship between the cost of funds, primarily deposits and borrowings, and the yield on earning assets, primarily loans and investment securities. This relationship, known as the interest rate spread, is subject to fluctuation and is affected by the monetary policies of the Federal Reserve Board, the shape of the yield curve, the international interest rate environment, as well as by economic, regulatory and competitive factors which influence interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. Many of these factors are beyond our control. Fluctuations in interest rates may affect the demand of customers for products and services. As interest rates change, we expect to periodically experience “gaps” in the interest rate sensitivities of its assets and liabilities. This means that either interest-bearing liabilities will be more sensitive to changes in market interest rates than interest-earning assets, or vice versa. In either event, changes in market interest rates may have a negative impact on our earnings.

Responding to economic sluggishness and recession concerns, the Federal Reserve, through its Federal Open Market Committee, cut the target federal funds rate beginning in September 2007 to historically low levels. The actions of the Federal Reserve, while designed to help the economy overall, may negatively impact the Bank’s earnings.

Changes in the level of interest rates also may negatively affect our ability to originate loans, the value of loans and the ability to realize gains from the sale of loans, all of which ultimately affect earnings. A decline in the market value of our assets may limit our ability to borrow additional funds. As a result, we could be required to sell some of our loans and investments under adverse market conditions, under terms that are not favorable, to maintain liquidity. If those sales are made at prices lower than the amortized costs of the investments, losses may be incurred.

Risks due to economic conditions and environmental disasters in the regions we serve may adversely affect our operations.

The Company serves two primary regions: the Tri-Counties region, which consists of San Luis Obispo, Santa Barbara and Ventura counties in the state of California; and, the SBA Region where the Bank originates SBA loans. The current economic slowdown in those regions as well as natural disasters such as hurricanes, floods, fires and earthquakes could result in the following consequences, any of which could hurt our business:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline; and

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collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with our existing loans.

Competition with other banking institutions could adversely affect profitability.

The banking industry is highly competitive. We face increased competition not only from other financial institutions within the markets we serve, but deregulation has resulted in competition from companies not typically associated with financial services as well as companies accessed through the internet. As a community bank, the Bank attempts to combat this increased competition by developing and offering new products and increased quality of services. Ultimately, competition can drive down the Bank’s interest margins and reduce profitability and make it more difficult to increase the size of the loan portfolio and deposit base.

Operational risks may result in losses.

Operational risk represents the risk of loss resulting from our operations, including but not limited to, the risk of fraud by employees or persons outside the Company, the execution of unauthorized transactions by employees, transaction processing errors and breaches of internal control system and compliance requirements. This risk of loss also includes the potential legal actions that could arise as a result of an operational deficiency or as a result of noncompliance with applicable regulatory standards, adverse business decisions or their implementation and customer attrition due to potential negative publicity.

Operational risks are inherent in all business activities and the management of these risks is important to the achievement of our objectives. In the event of a breakdown in the internal control system, improper operation of systems or improper employee actions, we could suffer financial loss, face regulatory action and suffer damage to our reputation. We manage operational risks through a risk management framework and our internal control processes. While we believe that we have designed effective methods to minimize operational risks, there is no absolute assurance that business disruption or operational losses would not occur in the event of disaster.

We are subject to cybersecurity risks and may incur increasing costs in an effort to minimize those risks.

Our business employs systems that allow for the secure storage and transmission of customers’ proprietary information. Security breaches could expose us to a risk of loss or misuse of this information, litigation and potential liability. We may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber attacks. Any compromise of our security could result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, and a loss of confidence in our security measures, which could harm our business.

A cybersecurity incident could have a negative impact on the Company

A cyber-attack that bypasses our information technology (IT) security systems causing an IT security breach, may lead to a material disruption of our IT business systems and/or the loss of business information resulting in an adverse business impact. Risks may include:

•	future results could be adversely affected due to the theft, destruction, loss, misappropriation or release of confidential data or intellectual property;

•	operational or business delays resulting from the disruption of IT systems and subsequent clean-up and mitigation activities; and

•	negative publicity resulting in reputation or brand damage with customers, partners or industry peers.

An information systems interruption or breach in security might result in loss of customers.

We rely heavily on communications and information systems to conduct business. In addition, we rely on third parties to provide key components of information system infrastructure, including loan, deposit and general ledger processing, internet connections, and network access. Any disruption in service of these key components could adversely affect our ability to deliver products and services to customers and otherwise to conduct operations. Furthermore, any security breach of information systems or data, whether managed by the Company or by third parties, could harm our reputation or cause a decrease in the number of our customers.

We may depend on technology and technological improvements.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to providing better service to customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Many of our competitors have substantially greater resources to invest in technological improvements. We face the risk of having to keep up with the rapid technological changes.

Loss of key management personnel may adversely affect our operations.

The Bank is operated by key management personnel in each department of the Bank, including executive, lending, finance, operations and retail banking. Many of these key staff members have been employed by the Bank for a number of years and, accordingly, have developed expertise and a loyal customer following. In the event that a key management member were to terminate employment with the Bank, the effect may be to impair the Bank’s ability to operate as effectively as it does at the present time, or in the case of a former employee being hired by a competitor, may result in a loss of customers to a competitor. In addition, the loss of services of any of our executive officers, or their failure to adequately perform their management functions, would make it difficult for us to continue to grow our business, obtain and retain customers, and set up and maintain appropriate internal controls for our operations. If any member of our executive officers does not perform up to expectations, our results of operations could suffer. Finally, if any of our executive officers decides to leave, it may be difficult to replace her or him and we would lose the benefit of the knowledge she or he gained during her or his tenure with us.

Changes in accounting policies may adversely affect the reported results of operations.

The financial statements prepared by the Company are subject to various guidelines and requirements promulgated by the Financial Accounting Standards Board, the SEC and bank regulatory agencies. The adoption of new or revised accounting standards may adversely affect the reported results of operation.

Litigation risks may have a material impact on our assets or results of operations.

We are involved in various matters of litigation in the ordinary course of business which, historically, have not been material to our assets or results of operations. No assurances can be given that future litigation may not have a material impact on our assets or results of operations.

Geopolitical concerns and the heightened risk of terrorism have negatively affected the stock market and the global economy.

Stock prices domestically and around the world have been and continue to be adversely affected by geopolitical concerns and the heightened risk of terrorism. In addition to negatively affecting the stock markets, the geopolitical concerns and the heightened risk of terrorism have adversely affected, and may continue to adversely affect, the national and global economy because of the uncertainties that exist as to the instabilities in the Middle East and elsewhere, and as to how the U.S. and other countries will respond to terrorist threats or actions. All of these uncertainties may contribute to a global slowdown in economic activity. An overall weakened economy may have the effect of decreasing loan demand, increasing loan delinquencies and generally causing our results of operations and our financial condition to suffer.

Risk Factors Related to Both the Preferred Shares and Our Common Stock

The Preferred Shares are equity and are subordinated to all of our existing and future indebtedness; regulatory and contractual restrictions may limit or prevent us from paying dividends on the Preferred Shares and our Common Stock; and the Preferred Shares place no limitations on the amount of indebtedness we and our subsidiary may incur in the future.

In addition, the terms of the Preferred Shares do not limit the amount of debt or other obligations we or our subsidiary may incur in the future. Accordingly, we and our subsidiary may incur substantial amounts of additional debt and other obligations that will rank senior to the Preferred Shares or to which the Preferred Shares will be structurally subordinated.

The prices of the Preferred Shares and our Common Stock may fluctuate significantly, and this may make it difficult for you to resell the Preferred Shares and/or Common Stock when you want or at prices you find attractive.

There currently is no market for the Preferred Shares, and we cannot predict how the Preferred Shares or our Common Stock will trade in the future. The market value of the Preferred Shares and our Common Stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this section:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our current shareholders, including sales of Common Stock by existing shareholders and our directors and executive officers;

•	fluctuations in the stock price and operating results of our competitors;

•	regulatory developments; and

•	developments related to the financial services industry.

The market value of the Preferred Shares and our Common Stock may also be affected by conditions affecting the financial markets in general, including price and trading fluctuations. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, the Preferred Shares and our Common Stock and (ii) sales of substantial amounts of the Preferred Shares or our Common Stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market value of the Preferred Shares and our Common Stock.

There may be future sales of additional Common Stock or preferred stock or other dilution of our equity, which may adversely affect the market price of our Common Stock or the Preferred Shares.

We are not prohibited from issuing additional Common Stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or preferred stock or any substantially similar securities. The market value of our Common Stock or the Preferred Shares could decline as a result of sales by us of a large number of shares of Common Stock or preferred stock or similar securities in the market or the perception that such sales could occur.

Legal restrictions may limit or prevent us from paying dividends on the Preferred Shares and our Common Stock.

As a California corporation, we are prohibited from making any distribution to our shareholders, including a distribution by way of dividend or a repurchase or redemption of stock, unless our board of directors has determined in good faith either of the following: (i) the amount of our retained earnings immediately prior to the distribution equals or exceeds the sum of (A) the amount of the proposed distribution plus (B) the amount, if any, of cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the class or series to which the applicable distribution is being made; or (ii) immediately after the distribution, the value of our assets would equal or exceed the sum of our total liabilities plus the amount, if any, of cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the class or series to which the applicable distribution is being made. Further, we are prohibited from making any distribution to our shareholders if, as a result of the distribution, we likely would be unable to meet our liabilities (except those whose payment is otherwise adequately provided for) as they mature.

Risks Specific to an Investment in the Preferred Shares

The Preferred Shares are equity and is subordinate to all of our existing and future indebtedness.

The Preferred Shares are equity interests in our Company and do not constitute indebtedness. As such, the Preferred Shares, like our Common Stock, ranks junior to all indebtedness and other non-equity claims on our Company with respect to assets available to satisfy claims on our Company, including in the event of a liquidation. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Preferred Shares, as with our Common Stock, (i) dividends are payable only when, as and if authorized and declared by, our board of directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our board of directors deems relevant, and (ii) as a California corporation, under California law we are subject to restrictions on payments of dividends out of lawfully available funds.

We have entered into are subject to regulatory agreements and order that limit their abilities to pay dividends and make other distributions on outstanding securities.

Our holding company has entered into a Regulatory Agreement with the Reserve Bank, pursuant to which we agreed not to pay dividends on outstanding shares of our capital stock, including the Preferred Shares and our Common Stock, or take any other action that reduces regulatory capital without the prior approval of the Reserve Bank. The Bank has also entered into a similar agreement with the Comptroller. These agreements give our regulators the ability to prohibit a proposed dividend payment, or any other distribution with respect to outstanding securities, including the repurchase of stock, at a time or times when applicable banking and corporate laws would otherwise permit such a dividend or distribution. The deferral of dividends on the Preferred Shares is permitted under its terms and does not constitute an event of default. During the deferral periods, dividends on the Preferred Shares will continue to accrue and must be paid at the time we recommence regular payments. Although we intend to periodically reevaluate the deferral of, and, in consultation with our regulators, consider reinstating, these dividend payments when appropriate, no assurances can be given as to when these dividend payments will recommence.

Even if we were to conclude at a later date that our financial condition and results of operations warrant the recommencement of these dividend payments on the Preferred Shares, there can be no guarantee that our regulators will agree with our conclusion. Moreover, there is no requirement that our regulators take consistent approaches when exercising their powers under these agreements. For example, even though the Reserve Bank might approve the payment of a particular dividend, that dividend could be effectively prohibited by the Comptroller if we intended to fund that dividend through a dividend by the Bank and the Comptroller were to deny the Bank’s dividend request. Similarly, even though the Comptroller might approve a dividend by the Bank to Community West, the Reserve Bank could prevent us from using that dividend to make a distribution to the holders of our outstanding Common Stock or Preferred Shares.

An active trading market for the Preferred Shares may not develop or be maintained.

The Preferred Shares are not currently listed on any securities exchange or available for quotation on any national quotation system, and we do not anticipate listing the Preferred Shares. There can be no assurance that an active trading market for the Preferred Shares will develop or, if developed, will be maintained. If an active market is not developed and maintained, the market value and liquidity of the Preferred Shares may be materially and adversely affected.

The Preferred Shares may be junior in rights and preferences to our future preferred stock.

Subject to approval by the holders of at least 66 2/3% of the Preferred Shares then outstanding, voting together as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the Preferred Shares. The terms of any such future preferred stock expressly senior to the Preferred Shares may prohibit or otherwise restrict dividend payments on the Preferred Shares. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Preferred Shares have been paid for the relevant periods, no dividends will be paid on the Preferred Shares, and no Preferred Shares may be repurchased, redeemed, or otherwise acquired by us. In addition, in the event of our liquidation, dissolution or winding-up, the terms of any such senior preferred stock would likely prohibit us from making any payments on the Preferred Shares until all amounts due to holders of such senior preferred stock are paid in full.

Holders of the Preferred Shares have limited voting rights.

Unless and until we are in arrears on our dividend payments on the Preferred Shares for six quarterly periods, whether or not consecutive, the holders of the Preferred Shares will have no voting rights except with respect to certain fundamental changes in the terms of the Preferred Shares and certain other matters and except as may be required by applicable law. If dividends on the Preferred Shares are not paid in full for six quarterly periods, whether or not consecutive, the total number of positions on the Company’s board of directors will automatically increase by two and the holders of the Preferred Shares, acting as a class with any other shares of our preferred stock with parity voting rights to the Preferred Shares, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. See “DESCRIPTION OF THE SERIES A PREFERRED STOCK—Voting Rights” in this prospectus. Based on the current number of members of our board of directors, directors elected by the holders of the Common Stock would have a controlling majority of the board and would be able to take any action approved by them notwithstanding any objection by the directors elected by the holders of the Preferred Shares.

If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially and could have a material adverse effect on our liquidity and cash flows.

We have the right to redeem the Preferred Shares, in whole or in part, at our option at any time. If we do not redeem the Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially on and after that date, with the dividend rate increasing from 5.0% per annum to 9.0% per annum, which could have a material adverse effect on our liquidity and cash flows. See “DESCRIPTION OF THE SERIES A PREFERRED STOCK—Redemption and Repurchases” in this prospectus. Any redemption by us of the Preferred Shares would require prior regulatory approval from the Federal Reserve. We have not applied for such regulatory approval and have no present intention to redeem any of the Preferred Shares, although, in the future, we may seek such approval and, if such approval is obtained (as to which no assurance can be given), redeem the Preferred Shares for cash.

Risks Specific to an Investment in our Common Stock

Only a limited market exists for our Common Stock.

Our Common Stock was designated for quotation on Nasdaq on August 27, 1998 and trading volumes since that time have been modest. There can be no assurance that an active trading market for our Common Stock will develop. The limited trading market for our Common Stock may cause fluctuations in the market value of our Common Stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market.

The terms of the Preferred Shares limit our ability to pay dividends and make other distributions on our capital securities, and our deferral of dividend payments under the Preferred Shares will triggered additional dividend restrictions.

Under the terms of the Purchase Agreement relating to our sale of the Preferred Shares to Treasury, our ability to declare or pay dividends on shares of our capital securities is limited. Specifically, we are unable to declare dividends on Common Stock, other stock ranking junior to the Preferred Shares, or preferred stock ranking on a parity with the Preferred Shares, and we are also prohibited from repurchasing shares of such Common Stock, junior stock or parity stock, if we are in arrears on the quarterly cash dividends due on the outstanding Preferred Shares. As noted above, we are prohibited from paying cash dividends on the Preferred Shares pursuant to the terms of the regulatory agreements and orders that we are subject to, so no cash dividends or other distributions on, or repurchases of, the Common Stock are currently permitted. We cannot predict when we will be able to pay accrued and future dividends on the Preferred Shares. Moreover, because our ability to pay cash dividends on the outstanding shares of our Common Stock depends in part on our ability to pay the dividends due under the Preferred Shares, we cannot predict when, or if, we will be able to pay cash dividends on the shares of our Common Stock.

The Preferred Shares impact net income available to our common shareholders and earnings per common share and the Warrant we issued to Treasury may be dilutive to holders of our Common Stock.

The dividends declared on the Preferred Shares will reduce the net income available to common shareholders and our earnings per common share. The Preferred Shares will also receive preferential treatment in the event of liquidation, dissolution or winding up of the Company. Additionally, the ownership interest of the existing holders of our Common Stock will be diluted to the extent the Warrant we issued to Treasury in conjunction with the sale to Treasury of the Preferred Shares is exercised. The shares of Common Stock underlying the Warrant represent approximately 8.70% of the shares of our Common Stock outstanding as of April 1, 2012 (including the shares issuable upon exercise of the Warrant in total shares outstanding). Although Treasury has agreed not to vote any of the shares of Common Stock it receives upon exercise of the Warrant, a transferee of any portion of the Warrant or of any shares of Common Stock acquired upon exercise of the Warrant is not bound by this restriction.

The federal banking laws limit the ownership of our Common Stock.

Because we are a bank holding company, purchasers of 10% or more of our Common Stock may be required to obtain approvals under the Change in Bank Control Act of 1978, as amended, or Bank Holding Company Act of 1956, as amended (and in certain cases such approvals may be required at a lesser percentage of ownership). Specifically, under regulations adopted by the Federal Reserve, (a) any other bank holding company may be required to obtain the approval of the Federal Reserve to acquire or retain 5% or more of the Common Stock and (b) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve to acquire or retain 10% or more of the Common Stock.

SELLING SECURITYHOLDERS

On December 19, 2008, we issued to the Initial Selling Securityholder, in exchange for an aggregate purchase price of $15.6 million in cash, (i) 15,600 Preferred Shares, and (ii) a Warrant to purchase up to 521,158 shares of our Common Stock at an exercise price of $4.49 per share. The securities to be offered under this prospectus for the account of the Selling Securityholders were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act. Other than with respect to the acquisition of the securities, the Initial Selling Securityholder has not had any material relationship with us.

The Preferred Shares, the Warrant and the Common Stock issuable upon exercise of the Warrant to be offered by the Selling Securityholders are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the Selling Securityholders the opportunity to publicly sell these securities. The registration of these securities does not require that any of the shares be offered or sold by the Selling Securityholders. The Selling Securityholders may from time to time offer and sell all or a portion of the securities indicated below in privately negotiated transactions or on the Nasdaq Global Market or any other market on which our securities may subsequently be listed.

No estimate can be given as to the amount or percentage of our Preferred Shares, the Warrant or the shares of Common Stock issuable upon exercise of the Warrant that will be held by the Selling Securityholders after any sales made pursuant to this prospectus because the Selling Securityholders are not required to sell any of the shares being registered under this prospectus. For purposes of this prospectus, however, we have assumed that, upon completion of the offering, none of the securities covered by this prospectus will be held by the Selling Securityholders.

The securities to be offered under this prospectus for the account of the Selling Securityholders are:

•

15,600 Preferred Shares, representing beneficial ownership of 100% of the Preferred Shares outstanding as of the date of this prospectus or, in the event Treasury requests that we deposit the Preferred Shares with a depositary in accordance with the Purchase Agreement between us and Treasury, depositary shares evidencing fractional share interests in such Preferred Shares;

•

a Warrant to purchase up to 521,158 shares of Common Stock at an exercise price of $4.49 per share, subject to adjustment as described under “DESCRIPTION OF THE WARRANT,” representing beneficial ownership of approximately 8.70% of the shares of Common Stock issued and outstanding as of April 1, 2012; and

•

521,158 shares of Common Stock issuable upon exercise of the Warrant (subject to adjustment as described under “DESCRIPTION OF THE WARRANT”) which shares, if issued, would represent beneficial ownership of approximately 8.70% of the shares of Common Stock issued and outstanding as of April 1, 2012.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to these securities. To our knowledge, the Initial Selling Securityholder has sole voting and investment power with respect to the securities, subject to restrictions on exercise of voting rights on Preferred Shares and on the Common Stock issuable upon exercise of the Warrant as more fully described elsewhere in this prospectus.

Information about the Selling Securityholders may change over time, and changed information will be set forth in supplements to this prospectus if and when necessary.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the Selling Securityholders identified in this prospectus of the Preferred Shares. Rather, all proceeds will be received by the Selling Securityholders.

DETERMINATION OF OFFERING PRICE

This offering is being made to allow the Selling Securityholders to offer and sell to the public the Preferred Shares, the Warrant and, to the extent the Selling Securityholders exercise the Warrant, the shares of Common Stock issuable upon exercise thereof. The Selling Securityholders may offer for resale some or all of these securities at the time and price that they choose. Consequently, we cannot currently make a determination of the price at which the securities being registered on behalf of the Selling Securityholders will be resold.

PLAN OF DISTRIBUTION

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•

on any national securities exchange or quotation service on which the Preferred Shares or the Common Stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Market in the case of the Common Stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under such rules rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Common Stock issuable upon exercise of the Warrant in the course of hedging the positions they assume. The Selling Securityholders may also sell short the Common Stock issuable upon exercise of the Warrant and deliver Common Stock to close out short positions, or loan or pledge the Preferred Shares or the Common Stock issuable upon exercise of the Warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the Selling Securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling Securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of securities pursuant to this prospectus and to the activities of the Selling Securityholders. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the Preferred Shares or the Warrant on any securities exchange or for inclusion in any automated quotation system unless requested by the Initial Selling Securityholder. No assurance can be given as to the liquidity of the trading market, if any, for the Preferred Shares or the Warrant.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration of the securities covered by this prospectus.

DESCRIPTION OF THE SERIES A PREFERRED STOCK

The following is a summary of the material terms of the Preferred Shares that comprise the Preferred Shares subject to this prospectus that may be resold by the Selling Securityholders. This summary does not purport to be complete, and is subject to and qualified in its entirety by the actual terms of the Preferred Shares, as stated in the Certificate of Determination of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, a copy of which was attached as Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on December 18, 2008 and incorporated by reference into this prospectus. See “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE” in this prospectus. In the event the following description is inconsistent with the description of the Preferred Shares contained in the Certificate of Determination, the Certificate of Determination will control.

General

Pursuant to our Articles of Incorporation, our board of directors is authorized to issue up to 10,000,000 shares of serial preferred stock. Of such number of shares of preferred stock, our board of directors has designated 15,600 shares of serial preferred stock as Preferred Shares. We issued all of the Preferred Shares on December 19, 2008 to the Initial Selling Securityholder in connection with the CPP for an aggregate purchase price of $15.6 million in a private placement exempt from the registration requirements of the Securities Act. The Preferred Shares qualify as Tier 1 capital for regulatory purposes. Pursuant to the Purchase Agreement between us and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the Preferred Shares may be deposited and depositary shares, each representing a fraction of a share of Preferred Shares as specified by Treasury, may be issued. See “DESCRIPTION OF DEPOSITARY SHARES.”

Dividends

Rate. Dividends on the Preferred Shares are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 5% per annum from December 19, 2008 to but excluding February 14, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Each dividend will be payable to holders of record as they appear on our stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by our board of directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Preferred Shares) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Dividends on the Preferred Shares are cumulative. If for any reason our board of directors does not declare a dividend on the Preferred Shares for a particular dividend period, or if the board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are not obligated to pay holders of the Preferred Shares any dividend in excess of the dividends on the Preferred Shares that are payable as described above. There is no sinking fund with respect to dividends on the Preferred Shares.

Priority of Dividends

So long as the Preferred Shares remains outstanding, we may not declare or pay a dividend or other distribution on our common stock or any other shares of Junior Stock (other than dividends payable solely in common stock) or Parity Stock (other than dividends paid on a pro rata basis with the Preferred Shares), and we generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Preferred Shares for all past dividend periods are paid in full.

“Junior Stock” means our common stock and any other class or series of our stock the terms of which expressly provide that it ranks junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company. We currently have no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of our stock, other than the Preferred Shares, the terms of which do not expressly provide that such class or series will rank senior or junior to the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. We currently have no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the Preferred Shares will be entitled to receive for each share of the Preferred Shares, out of the assets of the Company or proceeds available for distribution to our shareholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the Preferred Shares, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Preferred Shares (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the liquidation payments owing to the holders of the Preferred Shares and the holders of any other class or series of our stock ranking equally with the Preferred Shares, the holders of the Preferred Shares and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Preferred Shares, neither a merger or consolidation of the Company with another entity, including a merger or consolidation in which the holders of Preferred Shares receive cash, securities or other property for their shares, nor a sale, lease or exchange of all or substantially all of the Company’s assets will constitute a liquidation, dissolution or winding up of the affairs of the Company.

Redemption and Repurchases

We may redeem the Preferred Shares, at any time, in whole or in part, at our option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per Preferred Share plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date.

To exercise the redemption right described above, we must give notice of the redemption to the holders of record of the Preferred Shares by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Preferred Shares must state: (i) the redemption date; (ii) the number of Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Preferred Shares, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors determines to be fair and equitable.

The Securities Purchase Agreement between us and Treasury provides that so long as Treasury continues to own any Preferred Shares, we may not repurchase any Preferred Shares from any other holder of such shares unless we offer to repurchase a ratable portion of the Preferred Shares then held by Treasury on the same terms and conditions.

Preferred Shares that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Preferred Shares.

No Conversion Rights

Holders of the Preferred Shares have no right to exchange or convert their shares into Common Stock or any other securities.

Voting Rights

The holders of the Preferred Shares do not have voting rights other than those described below, except to the extent specifically required by California law.

Whenever dividends have not been paid on the Preferred Shares for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of the Company will automatically increase by two and the holders of the Preferred Shares will have the right, with the holders of shares of any other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) for all past dividend periods on all outstanding Preferred Shares have been paid in full at which time this right will terminate with respect to the Preferred Shares, subject to revesting in the event of each and every subsequent default by us in the payment of dividends on the Preferred Shares.

No person may be elected as a Preferred Director who would cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Preferred Shares and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Preferred Shares and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding Preferred Shares voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Preferred Shares are entitled to vote, any series of Parity Stock (as defined under “—Dividends-Priority of Dividends” above) upon which voting rights similar to those of the Preferred Shares have been conferred and are exercisable with respect to such matter. We currently have no outstanding shares of Voting Parity Stock.

Although the Company does not believe the Preferred Shares are considered “voting securities” currently, if they were to become “voting securities” for the purposes of the Bank Holding Company Act (“BHCA”), whether because the Company has missed six dividend payments and holders of the Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the Preferred Shares, or a holder of a lesser percentage of our Preferred Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA. In addition, if the Preferred Shares become “voting securities”, then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Preferred Shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Preferred Shares should consult their own counsel with regard to regulatory implications.

In addition to any other vote or consent required by California law or by our Second Amended and Restated Articles of Incorporation, the vote or consent of the holders of at least 66-2/3% of the outstanding Preferred Shares, voting as a separate class, is required in order to do the following:

•

amend or alter our Articles of Incorporation or the Certificate of Determination for the Preferred Shares to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Preferred Shares with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company; or

•

amend, alter or repeal any provision of our Articles of Incorporation or the Certificate of Determination for the Preferred Shares in a manner that adversely affects the rights, preferences, privileges or voting powers of the Preferred Shares; or

•

consummate a binding share exchange or reclassification involving the Preferred Shares or a merger or consolidation of the Company with another entity, unless (i) the Preferred Shares remain outstanding or, in the case of a merger or consolidation in which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the Preferred Shares remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Preferred Shares immediately prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized shares of preferred stock, including authorized Preferred Shares necessary to satisfy preemptive or similar rights granted by us to other persons prior to December 19, 2008, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Preferred Shares with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Preferred Shares and will not require the vote or consent of the holders of the Preferred Shares.

To the extent holders of the Preferred Shares are entitled to vote, holders of Preferred Shares will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Preferred Shares would otherwise be required, all outstanding Preferred Shares have been redeemed by us or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Preferred Shares to effect the redemption.

DESCRIPTION OF DEPOSITARY SHARES

Pursuant to the Purchase Agreement between us and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the Preferred Shares may be deposited and depositary shares, each representing a fraction of a share of Series A Preferred Stock as specified by Treasury, may be issued. The Preferred Shares would be held by a depositary (expected to be a bank or trust company) reasonably acceptable to Treasury. If we enter into such a depositary arrangement, the Selling Securityholders would be offering depositary shares, each representing a fraction of a share of Series A Preferred Stock, instead of actual whole Preferred Shares. The actual terms of any such depositary arrangement would be set forth in a deposit agreement to which we would be a party, which would be attached as an exhibit to a filing by us that would be incorporated by reference into this prospectus. See “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.”

DESCRIPTION OF THE WARRANT

The following is a brief summary of the terms of the Warrant, which may be resold by the Selling Securityholders. This summary does not purport to be complete, and is subject to and qualified in its entirety by the actual terms of the Warrant, a copy of which was attached as Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on December 24, 2008 and incorporated by reference into this prospectus. See “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE” in this prospectus. Where this description is inconsistent with the Warrant, the Warrant will control.

Shares of Common Stock Subject to the Warrant

The Warrant is initially exercisable for up to 521,158 shares of Common Stock. The number of shares subject to the Warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the Warrant is $4.49 per share. The Warrant may be exercised at any time on or before 5:00 p.m., New York City time, on December 19, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant together with payment of the exercise price for the shares of Common Stock for which the Warrant is being exercised.

The exercise price may be paid either by the withholding by the Company of the number of shares of Common Stock issuable upon exercise of the Warrant that is equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our Common Stock on the trading day on which the Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to further adjustments described below under the heading “—Adjustments to the Warrant.”

Upon exercise of the Warrant, certificates for the shares of Common Stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the Warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our Common Stock on the last trading day preceding the date of exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our Common Stock for which the Warrant may be exercised. The shares of Common Stock issuable upon exercise of the Warrant are listed on the Nasdaq Global Market.

Rights as a Shareholder

The warrantholder shall have no rights or privileges of the holders of our Common Stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability

The Warrant, and all rights under the Warrant, are transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised, and the exercise price of the Warrant, will be proportionately adjusted in the event we pay dividends or make distributions of our Common Stock, subdivide, combine or reclassify outstanding shares of our Common Stock.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such a distribution.

Certain Repurchases. If we effect a pro rata repurchase of Common Stock, then both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the warrantholder’s right to receive shares of our Common Stock upon exercise of the Warrant will convert into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of Common Stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF THE COMMON STOCK

The following is a brief summary of the terms of our Common Stock, which may be resold by the Selling Securityholders. This summary does not purport to be complete, and is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended, and our Bylaws, copies of which have been filed with the SEC and are also available upon request from us, as well as the description of our Common Stock which is incorporated herein by reference through our previous filings with the SEC.

General

We are authorized to issue up to 10,000,000 shares of Common Stock. As of April 24, 2012, there were 5,989,510 shares of Common Stock outstanding.

Voting

Each holder of Common Stock is entitled to one vote for each share held, subject, however, to such special voting rights by class as are or may be granted to the holders of serial preferred stock.

Dividends

After the requirements with respect to preferential dividends upon all classes and series of stock entitled thereto have been paid or declared and set apart for payment and after the Company has complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock, then and not otherwise, the holders of shares of Common Stock are entitled to receive, subject to the applicable provisions of the Corporations Code of the State of California, any dividends declared from time to time by our board of directors. The ability of the Company to pay cash dividends is also subject to the ability of the Bank, to pay dividends or make other distributions to the Company, which in turn is subject to limitations imposed by law and regulation.

Liquidation Rights

In the event of any liquidation or dissolution of the Company, all assets of the Company legally available for distribution after payment or provision for payment of (i) all debts and liabilities of the Company, (ii) any accrued dividend claims and (iii) liquidation preferences of any outstanding preferred stock, will be distributed ratably, in cash or in kind, among the holders of Common Stock.

Transfer Agent and Registrar

The transfer agent and registrar of our Common Stock is Computershare Trust Company, N.A.

Restrictions on Ownership

The BHCA requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of our Common Stock. Any entity that is a holder of 25% or more of our Common Stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of our Common Stock under the Change in Bank Control Act.

The Selling Securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Horgan, Rosen, Beckham & Coren, L.L.P., Calabasas, California.

EXPERTS

The consolidated financial statements of Community West Bancshares appearing in Community West Bancshares’ Annual Report (Form 10-K) for the year ended December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

15,600 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A

(or Depositary Shares Evidencing Fractional Interests in Such Shares)

Warrant to Purchase 521,158 Shares of Common Stock

521,158 Shares of Common Stock

COMMUNITY WEST BANCSHARES

PROSPECTUS

                    , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC Registration Fee(1)	$2,055.92
FINRA filing fee	$0
NASDAQ Filing Fee	$0
Accounting fees and expenses	$65,000
Printing and engraving expenses	$5,000
Legal fees and expenses	$40,000
Transfer agent and registrar fees and expenses	$0
Miscellaneous(2)	$5,000

Total	$117,055.92

(1)	All expenses are estimates other than SEC Registration Fee.
(2)	This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article V of Community West’s Articles of Incorporation provides that Community West shall eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law. It also provides that Community West is authorized to provide indemnification for its agents to the extent permissible under California law. In both cases, indemnification for breach of duty may be in excess of that expressly permitted by Section 317 of the California General Corporation Law. Section 317 sets forth the provisions pertaining to the indemnification of corporate “agents.” For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of a corporation in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Section 317 mandates indemnification of an agent for expenses where the agent’s defense is successful on the merits. In other cases, Section 317 allows a corporation to indemnify an agent for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred if the agent acted in good faith and in a manner the agent believed to be in the best interests of the corporation and its shareholders. Such indemnification must be authorized by (1) a majority vote of a quorum of the board of directors consisting of directors who are not parties to the proceedings, (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon or (3) the court in which the proceeding is or was pending upon application by designated parties. Under certain circumstances, a corporation can indemnify an agent even when the agent is found liable. Section 317 also allows a corporation to advance expenses to an agent for certain actions upon receiving an undertaking by the agent that he or she will reimburse the corporation if it is later determined that he or she is not entitled to be indemnified.

In accordance with Article V of Community West’s Articles of Incorporation and California law, Community West has entered into indemnification agreements with its directors and executive officers. These indemnification agreements require Community West to indemnify and advance certain expenses to its directors and executive officers, including attorneys’ fees and any kind of fee actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding, whether brought in the name of Community West or otherwise and whether of a civil, criminal, administrative or investigative nature, in which such director or executive officer may be or may have been involved as a party or otherwise (other than as plaintiff against Community West), by reason of the fact that such director or executive officer is or was an agent of Community West or by reason of any action taken by him or her or of any inaction on his or her part while acting as such agent of Community West. Indemnity generally applies if its determined that such director or executive officer acted in good faith and in a manner such director or executive officer reasonably believed to be in the best interest of Community West.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

3.1	Second Amended and Restated Articles of Incorporation (1)

3.2	Bylaws (2)

3.3	Certificate of Amendment of Bylaws (3)

3.4	Certificate of Determination of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (3)

4.1	Common Stock Certificate (4)

4.2	Warrant to Purchase 521,158 shares of Common Stock, dated December 19, 2008, issued to the United States Department of the Treasury (5)

4.3	Form of 9% Convertible Subordinated Debenture (6)

4.4	Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (7)

5.1*	Opinion of Horgan, Rosen, Beckham & Coren LLP regarding legality of securities being registered

10.1+	1997 Stock Option Plan and Form of Stock Option Agreement (8)

10.2+	Salary Continuation Agreement between Goleta National Bank and Llewellyn Stone, President and CEO (2)

10.3	Indemnification Agreement between the Company and Lynda Nahra, dated December 20, 2001 (9)

10.4	Indemnification Agreement between the Company and Charles G. Baltuskonis, dated March 18, 2003 (10)

10.5+	Assistant Secretary’s Certificate of Adoption of Amendment No. 1 to Community West Bancshares 1997 Stock Option Plan (11)

10.6+	Community West Bancshares 2006 Stock Option Plan (12)

10.7+	Community West Bancshares 2006 Stock Option Plan form of Stock Option Agreement (12)

10.8+	Employment and Confidentiality Agreement date July 1, 2007 among Community West Bank, Community West Bancshares and Charles G. Baltuskonis (13)

10.9	Letter Agreement, dated December 19, 2008, between Community West Bancshares and the United States Department of the Treasury, and the Securities Purchase Agreement - Standard Terms attached thereto and incorporated therein (5)

10.10	Letter Agreement, dated December 19, 2008, between Community West Bancshares and the United States Department of the Treasury regarding the Number of Director Positions (5)

10.11+	Agreement, dated December 19, 2008, between Community West Bancshares and Charles Baltuskonis regarding modifications to Benefit Plans (5)

10.12+	Waiver of Charles Baltuskonis, dated December 19, 2008, waiving claims against Community West Bancshares and the United States Department of the Treasury as a result of modifications to Benefit Plans (5)

10.13+	Employment and Confidentiality Agreement, dated November 2, 2011, by and among Community West Bank, Community West Bancshares and Martin E. Plourd (14)

10.14	Stipulation to the Issuance of a Consent Order and Consent Order, effective January 26, 2012 (15)

10.15	Written Agreement, by and between the Federal Reserve Bank of San Francisco and Community West Bancshares, dated April 23, 2012 (16)

21	Subsidiaries of the Registrant (12)

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Horgan, Rosen, Beckham & Coren LLP (included in Exhibit 5.1 hereto)

24	Power of Attorney (see signature page to this Form S-1)

(1)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on June 6, 2011.
(2)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 1998.
(3)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on December 18, 2008.
(4)	Incorporated by reference from the Registrant’s Amendment to Registration Statement on Form 8-A filed with the Commission on March 12, 1998.

(5)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on December 24, 2008.
(6)	Incorporated by reference from the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 filed with the Commission on April 30, 2010.
(7)	Incorporated by reference from the Registrant’s Amendment No. 1 to Registration Statement on Form S-3 filed with the Commission on February 9, 2009.
(8)	Incorporated by reference from the Registrant’s Registration Statement on Form S-8 filed with the Commission on December 31, 1997.
(9)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2001 filed by the Registrant with the Commission on April 30, 2002.
(10)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 filed by the Registrant with the Commission on March 31, 2003.
(11)	Incorporated by reference from the Registrant’s Registration Statement on Form S-8 (File No 333-129898) filed with the Commission on November 22, 2005.
(12)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed with the Commission on March 26, 2007.
(13)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on July 2, 2007.
(14)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on November 3, 2011.
(15)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on February 1, 2012.
(16)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on April 23, 2012.

+	Indicates a management contract or compensatory plan or arrangement.
*	Filed herewith.
**	To be filed by amendment or incorporated by reference prior to the offering of securities.

ITEM 17.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statement relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goleta, State of California, on this 27th day of April, 2012.

COMMUNITY WEST BANCSHARES

By:	/s/ Charles G. Baltuskonis
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Community West Bancshares, do hereby constitute and appoint Martin E. Plourd and Charles G. Baltuskonis, or any of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution to do any and all acts and things in our name and on our behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all entities thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as each of us might or could do in person, hereby notifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William R. Peeples William R. Peeples	Director and Chairman of the Board (Principal)	April 27, 2012

/s/ Charles G. Baltuskonis Charles G. Baltuskonis	Executive Vice President and Chief Financial Officer (Principle Executive Officer and Principal Financial and Accounting Officer)	April 27, 2012

/s/ Robert H. Bartlein Robert H. Bartlein	Director	April 27, 2012

/s/ Jean W. Blois Jean W. Blois	Director	April 27, 2012

/s/ John D. Illgen John D. Illgen	Director and Secretary of the Board	April 27, 2012

/s/ Eric Onnen Eric Onnen	Director	April 27, 2012

/s/ Moharram Shereef Moharram Shereef	Director	April 27, 2012

/s/ James R. Sims Jr. James R. Sims Jr.	Director	April 27, 2012

/s/ Kirk B. Stovesand Kirk B. Stovesand	Director	April 27, 2012

/s/ C Richard Whiston C Richard Whiston	Director	April 27, 2012

Exhibit Index

Exhibit Number	Description

3.1	Second Amended and Restated Articles of Incorporation (1)

3.2	Bylaws (2)

3.3	Certificate of Amendment of Bylaws (3)

3.4	Certificate of Determination of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (3)

4.1	Common Stock Certificate (4)

4.2	Warrant to Purchase 521,158 shares of Common Stock, dated December 19, 2008, issued to the United States Department of the Treasury (5)

4.3	Form of 9% Convertible Subordinated Debenture (6)

4.4	Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (7)

5.1*	Opinion of Horgan, Rosen, Beckham & Coren LLP regarding legality of securities being registered*

10.1+	1997 Stock Option Plan and Form of Stock Option Agreement (8)

10.2+	Salary Continuation Agreement between Goleta National Bank and Llewellyn Stone, President and CEO (2)

10.3	Indemnification Agreement between the Company and Lynda Nahra, dated December 20, 2001 (9)

10.4	Indemnification Agreement between the Company and Charles G. Baltuskonis, dated March 18, 2003 (10)

10.5+	Assistant Secretary’s Certificate of Adoption of Amendment No. 1 to Community West Bancshares 1997 Stock Option Plan (11)

10.6+	Community West Bancshares 2006 Stock Option Plan (12)

10.7+	Community West Bancshares 2006 Stock Option Plan form of Stock Option Agreement (12)

10.8+	Employment and Confidentiality Agreement date July 1, 2007 among Community West Bank, Community West Bancshares and Charles G. Baltuskonis (13)

10.9	Letter Agreement, dated December 19, 2008, between Community West Bancshares and the United States Department of the Treasury, and the Securities Purchase Agreement - Standard Terms attached thereto and incorporated therein (5)

10.10	Letter Agreement, dated December 19, 2008, between Community West Bancshares and the United States Department of the Treasury regarding the Number of Director Positions (5)

10.11+	Agreement, dated December 19, 2008, between Community West Bancshares and Charles Baltuskonis regarding modifications to Benefit Plans (5)

10.12+	Waiver of Charles Baltuskonis, dated December 19, 2008, waiving claims against Community West Bancshares and the United States Department of the Treasury as a result of modifications to Benefit Plans (5)

10.13+	Employment and Confidentiality Agreement, dated November 2, 2011, by and among Community West Bank, Community West Bancshares and Martin E. Plourd (14)

10.14	Stipulation to the Issuance of a Consent Order and Consent Order, effective January 26, 2012 (15)

10.15	Written Agreement, by and between the Federal Reserve Bank of San Francisco and Community West Bancshares, dated April 23, 2012 (16)

21	Subsidiaries of the Registrant (12)

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Horgan, Rosen, Beckham & Coren LLP (included in Exhibit 5.1 hereto)

24	Power of Attorney (see signature page to this Form S-1)

(1)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on June 6, 2011.
(2)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 1998.
(3)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on December 18, 2008.
(4)	Incorporated by reference from the Registrant’s Amendment to Registration Statement on Form 8-A filed with the Commission on March 12, 1998.
(5)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on December 24, 2008.
(6)	Incorporated by reference from the Registrant’s Amendment No. 2 to Registration Statement on Form S-1 filed with the Commission on April 30, 2010.
(7)	Incorporated by reference from the Registrant’s Amendment No. 1 to Registration Statement on Form S-3 filed with the Commission on February 9, 2009.
(8)	Incorporated by reference from the Registrant’s Registration Statement on Form S-8 filed with the Commission on December 31, 1997.

(9)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2001 filed by the Registrant with the Commission on April 30, 2002.
(10)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 filed by the Registrant with the Commission on March 31, 2003.
(11)	Incorporated by reference from the Registrant’s Registration Statement on Form S-8 (File No 333-129898) filed with the Commission on November 22, 2005.
(12)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed with the Commission on March 26, 2007.
(13)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on July 2, 2007.
(14)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on November 3, 2011.
(15)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on February 1, 2012.
(16)	Incorporated by reference from the Registrant’s Form 8-K filed with the Commission on April 23, 2012.

+	Indicates a management contract or compensatory plan or arrangement.
*	Filed herewith.
**	To be filed by amendment or incorporated by reference prior to the offering of securities.